Exhibit 99.1

FOR IMMEDIATE RELEASE

Portman Ridge Finance Corporation

Announces Second Quarter 2022 Financial Results

Reports Strong Investment Activity and Lower Non-Accruals; Reduces Cost of Capital

Maintains its Quarterly Distribution of $0.63 per Share

NEW YORK, AUGUST 9, 2022 – Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights

•	Net asset value (“NAV”) for the second quarter of 2022 was $261.7 million ($27.26 per share1) as compared to $278.3 million ($28.76 per share1) in the first quarter of 2022.

•

Total investment income for the second quarter of 2022 was $15.0 million, of which $11.9 million was attributable to interest income from the debt securities portfolio, inclusive of payment-in-kind income.

•	Excluding the impact of purchase price accounting, core investment income[2] for the second quarter of 2022 was $13.7 million.

•	Net investment income (“NII”) for the second quarter of 2022 was $5.5 million ($0.57 per share).

•	Additionally, certain investments that closed either at quarter end or shortly thereafter would have generated an incremental $0.10 per share of NII if closed on April 1, 2022.

•	As of June 30, 2022, three of the Company’s debt investments were on non-accrual status compared to six as of March 31, 2022.

•

During the quarter, the Company repurchased 106,627 of shares under its Stock Repurchase program at an aggregate cost of approximately $2.5 million; since the beginning of the year, the Company has repurchased a total of 129,617 shares for an aggregate cost of approximately $3.0 million.

•

During the second quarter of 2022, the Company refinanced its Revolving Credit Facility with JPMorgan Chase Bank - the agreement placed three-month SOFR as the benchmark interest rate and reduced the applicable margin to 2.80% per annum from 2.85% per annum. Additionally, the Company extended the reinvestment period and scheduled termination date to April 29, 2025 and April 29, 2026, respectively.

[1]

NAV per share as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, was decreased 1 cent and 5 cents per share for the quarters ended June 30, 2022 and March 31, 2022, respectively, due to the impact of quarterly tax provisions.

[2]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase price discount accounting in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

•

Total investments at fair value as of June 30, 2022 was $581.5 million; when excluding CLO Funds, Joint Ventures and short-term investments, these investments are spread across 32 different industries and 118 entities with an average par balance per entity of approximately $3.5 million.

•

As of June 30, 2022, par value of outstanding borrowings was $364.9 million with an asset coverage ratio of total assets to total borrowings of 170%. On a net basis, leverage as of June 30, 2022 was 1.2x. [3]

Subsequent Events

•	Declared a stockholder distribution of $0.63 per share for the third quarter of 2022, payable on September 2, 2022 to stockholders of record at the close of business on August 16, 2022.

Management Commentary

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “As seen by many in our industry, our operations have been affected by the challenging economic environment, rising interest rates and market volatility. Operating under these conditions, we continued our strategy of being prudent in our investment strategy and seeking out strong companies to add to our portfolio. As a result, even under these market conditions, we ended the quarter with a strong portfolio, reduced our non-accrual positions and maintained a dividend of $0.63 per share. Investment activity was strong, and although originations are still lower than the second half of 2021, during the second quarter, we deployed approximately $32.9 million of our available cash in new investments and an additional $20.6 million in the beginning of the third quarter, all but $7.2 million of which were investments we had in the pipeline since the end of the first quarter. On the other side of the balance sheet, we proactively restructured our agreement with JPMorgan Chase to lower the interest rate, shift from LIBOR to SOFR, and extend the maturity date by 2 1⁄2 years. This restructured agreement has lowered our cost of capital. Overall, we believe that we are well-positioned to improve our portfolio performance and investment income in the second half of 2022.”

[3]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $44.0 million of cash and cash equivalents and restricted cash. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

Select Financial Highlights

	For the Three Months Ended June 30,
	2022	2021
Total Investment Income	$15,044	$21,545

Total Expenses	9,522	9,835

Net Investment Income	5,522	11,710

Net realized gain (loss) on investments	(13,991)	(2,356)

Net unrealized gain (loss) on investments	113	1,490

Tax (provision) benefit on realized and unrealized gains (losses) on investments	(77)	—

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(13,955)	(866)

Realized gains (losses) on extinguishments of debt	—	—

Net Increase (Decrease) in Net Assets Resulting from Operations	$(8,433)	$10,844

Net Increase (Decrease) In Stockholders’ Equity Resulting from Operations per Common Share (4):
Basic and Diluted:	$(0.88)	$1.40
Net Investment Income Per Common Share (4):
Basic and Diluted:	$0.57	$1.51
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted (4)	9,634,870	7,747,169

[4]

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021. As a result, the share and per share amounts have been adjusted retroactively to reflect the split for all periods prior to August 26, 2021.

($ in thousands)	For the Three Months Ended June 30, 2022
Interest from investments in debt excluding accretion	$9,275
Purchase discount accounting	1,303
PIK Investment Income	1,292
CLO Income	928
JV Income	2,071
Service Fees	175

Total Investment Income	15,044

Less: Purchase discount accounting	(1,303)

Core Investment Income	13,741

Total investment income for the three months ended June 30, 2022 and June 30, 2021 was $15.0 million and $21.5 million, respectively. Total expenses for the three months ended June 30, 2022 and June 30, 2021 were $9.5 million and $9.8 million, respectively.

As of June 30, 2022, the weighted average contractual interest rate on our interest earning debt securities portfolio was approximately 8.7%. As of both March 31, 2022 and December 31, 2021, the weighted average contractual interest rate on our debt securities portfolio was approximately 8.1%.

Investment Portfolio Activity

The composition of our investment portfolio as of June 30, 2022 and December 31, 2021 at cost and fair value was as follows:

($ in thousands)	June 30, 2022 (Unaudited)			December 31, 2021
Security Type	Cost/Amortized Cost	Fair Value	%(5)	Cost/Amortized Cost	Fair Value	%(5)
Senior Secured Loan	$418,560	$414,920	72	$361,556	$364,701	66
Junior Secured Loan	62,272	59,147	10	82,996	70,549	13
Senior Unsecured Bond	416	43	0	416	43	0
Equity Securities	27,033	24,805	4	26,680	22,586	4
CLO Fund Securities	44,880	24,271	4	51,561	31,632	6
Asset Manager Affiliates(6)	17,791	—	—	17,791	—	—
Joint Ventures	66,065	58,273	10	64,365	60,474	11
Derivatives	31	22	—	31	(2,412)	—

Total	$637,048	$581,481	100%	$605,396	$547,573	100%

[5]	Represents percentage of total portfolio at fair value.
[6]	Represents the equity investment in the Asset Manager Affiliates.

As of June 30, 2022, three of the Company’s debt investments were on non-accrual status as compared to six at March 31, 2022 and seven at December 31, 2021. Investments on non-accrual status as of June 30, 2022 decreased to 0.0% and 0.3% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to investments on non-accrual status as of March 31, 2022 of 0.2% and 1.9% of the Company’s investment portfolio at fair value and amortized cost, respectively, and 0.5% and 2.8% as of December 31, 2021, respectively.

Liquidity and Capital Resources

As of June 30, 2022, we had $364.9 million (par value) of borrowings outstanding with a weighted average interest rate of 4.3%, of which $108.0 million par value had a fixed rate and $256.9 million par value had a floating rate. Portman Ridge expects future portfolio investments to predominately be floating rate investments.

As of June 30, 2022, the Company had unrestricted cash of $22.0 million and restricted cash of $22.0 million. This compares to unrestricted cash of $28.9 million and restricted cash of $39.4 million as of December 31, 2021. As of June 30, 2022, we had $21.9 million of available borrowing capacity under the Senior Secured Revolving Credit Facility, and $25.0 million of borrowing capacity under the 2018-2 Revolving Credit Facility.

Total assets and shareholder’s equity as of June 30, 2022 were $652.8 million and $261.7 million, respectively, as compared to $648.3 million and $280.1 million, respectively, as of December 31, 2021.

As of June 30, 2022 and December 31, 2021, the fair value of investments and cash were as follows:

($ in thousands) Security Type	June 30, 2022	December 31, 2021
Cash and cash equivalents	$22,039	$28,919
Restricted Cash	21,991	39,421
Senior Secured Loan	414,920	364,701
Junior Secured Loan	59,147	70,549
Senior Unsecured Bond	43	43
Equity Securities	24,805	22,586
CLO Fund Securities	24,271	31,632
Asset Manager Affiliates	—	—
Joint Ventures	58,273	60,474
Derivatives	22	(2,412)

Total	$625,512	$615,913

Interest Rate Volatility

The Company’s investment income is affected by fluctuations in various interest rates, including LIBOR and prime rates.

As of June 30, 2022, approximately 87.5% of our Debt Securities Portfolio were either floating rate with a spread to an interest rate index such as LIBOR or the prime rate. 78.4% of these floating rate loans contain LIBOR floors ranging between 0.10% and 2.25%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the Revolving Credit Facility would fluctuate with changes in interest rates.

Generally, an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$2,478	$4,098	$5,717
Decrease in interest rate	$1,085	$1,133	$1,030

Net investment income assuming a 1% increase in interest rates would increase by approximately $2.5 million on an annualized basis. If the increase in rates was more significant, such as 2% or 3%, the net effect on net investment income would be an increase of approximately $4.1 million and $5.7 million, respectively.

On an annualized basis, a decrease in interest rates of 1% would result in an increase in net investment income of approximately $1.1 million. A decrease in interest rates of 2% and 3% would result in an increase in net investment income of approximately $1.1 million and $1.0 million, respectively. The effect on net investment income from declines in interest rates impacted by interest rate floors on certain of our floating rate investments, as there is no floor on our floating rate debt facility and the 2018-2 Secured Notes.

Conference Call and Webcast

We will hold a conference call on Wednesday, August 10, 2022 at 9:00 am Eastern Time to discuss our second quarter 2022 financial results. To access the call, please dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 7102603.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: Portman Ridge Second Quarter 2022 Conference Call. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors, LP.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over $40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund. For more information, please visit www.bcpartners.com.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions, including but not limited to the impact of the COVID-19 pandemic, and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd floor

New York, NY 10022

info@portmanridge.com

Jason Roos

Chief Financial Officer

Jason.Roos@bcpartners.com

(212) 891-2880

Lena Cati

The Equity Group Inc.

lcati@equityny.com

(212) 836-9611

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost: 2022 - $506,773; 2021 - $479,153)	$485,800	$452,482
Non-controlled affiliated investments (amortized cost: 2022 - $72,114; 2021 - $74,082)	70,962	74,142
Controlled affiliated investments (cost: 2022 - $58,161; 2021 - $52,130)	24,719	23,361

Total Investments at Fair Value (cost: 2022 - $637,048; 2021 - $605,365)	581,481	549,985
Cash and cash equivalents	22,039	28,919
Restricted cash	21,991	39,421
Interest receivable	2,829	5,514
Receivable for unsettled trades	4,779	20,193
Due from affiliates	693	507
Other assets	18,997	3,762

Total Assets	$652,809	$648,301

LIABILITIES
2018-2 Secured Notes (net of discount of: 2022 - $1,314; 2021 - $1,403)	162,549	162,460
4.875% Notes Due 2026 (net of discount of: 2022 - $1,933; 2021 - $2,157; net of deferred financing costs of: 2022 - $918; 2021 - $951)	105,149	104,892
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of: 2022 - $1,244; 2021 - $732)	91,827	79,839
Derivative liabilities (cost: 2021 - $31)	—	2,412
Payable for unsettled trades	20,293	5,397
Accounts payable, accrued expenses and other liabilities	4,723	4,819
Accrued interest payable	2,452	2,020
Due to affiliates	891	1,799
Management and incentive fees payable	3,259	4,541

Total Liabilities	391,143	368,179
COMMITMENTS AND CONTINGENCIES
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,897,776 issued, and 9,599,856 outstanding at June 30, 2022, and 9,867,998 issued, and 9,699,695 outstanding at December 31, 2021	97	97
Capital in excess of par value	731,189	733,095
Total distributable (loss) earnings	(469,620)	(453,070)

Total Net Assets	261,666	280,122

Total Liabilities and Net Assets	$652,809	$648,301

NET ASSET VALUE PER COMMON SHARE (4)	$27.26	$28.88

(4)

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021, the common shares and net asset value per common share have been adjusted retroactively to reflect the split for all periods presented.

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$10,649	$17,443	$23,316	$31,913
Non-controlled affiliated investments	857	662	1,448	895

Total interest income	11,506	18,105	24,764	32,808
Payment-in-kind income:
Non-controlled/non-affiliated investments	1,199	720	2,325	1,852
Non-controlled affiliated investments	73	24	329	24
Controlled affiliated investments	20	—	20	—

Total payment-in-kind income	1,292	744	2,674	1,876
Dividend income:
Non-controlled affiliated investments	1,005	1,114	1,950	1,927
Controlled affiliated investments	1,066	1,416	2,229	2,642

Total dividend income	2,071	2,530	4,179	4,569
Fees and other income	175	166	371	596

Total investment income	15,044	21,545	31,988	39,849

EXPENSES
Management fees	2,088	1,914	4,223	3,707
Performance-based incentive fees	1,169	2,300	2,847	4,393
Interest and amortization of debt issuance costs	3,889	3,527	7,233	6,907
Professional fees	879	696	1,724	2,190
Administrative services expense	822	718	1,669	1,332
Other general and administrative expenses	675	680	862	1,397

Total expenses	9,522	9,835	18,558	19,926

NET INVESTMENT INCOME	5,522	11,710	13,430	19,923

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS
Net realized gains (losses) from investment transactions:
Non-controlled/non-affiliated investments	(14,109)	(2,028)	(17,779)	(7,223)
Non-controlled affiliated investments	118	(328)	330	(219)
Derivatives	—	—	(2,095)	—

Net realized gain (loss) on investments	(13,991)	(2,356)	(19,544)	(7,442)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	4,870	(1,430)	5,699	4,833
Non-controlled affiliated investments	(1,329)	1,257	(1,212)	1,588
Controlled affiliated investments	(3,428)	1,883	(4,673)	2,508
Derivatives	—	(220)	2,442	(694)

Net unrealized gain (loss) on investments	113	1,490	2,256	8,235

Tax (provision) benefit on realized and unrealized gains (losses) on investments	(77)	—	(517)	—

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(13,955)	(866)	(17,805)	793

Realized gains (losses) on extinguishments of debt	—	—	—	(1,835)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(8,433)	$10,844	$(4,375)	$18,881

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share (4):
Basic and Diluted:	$(0.88)	$1.40	$(0.45)	$2.37
Net Investment Income Per Common Share (4):
Basic and Diluted:	$0.57	$1.51	$1.39	$2.50
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted (4)	9,634,870	7,747,169	9,666,298	7,974,361

(4)

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021, the common shares and net asset value per common share have been adjusted retroactively to reflect the split for all periods presented.